Exhibit 4.77

Certain portions of this exhibit have been omitted based upon request for confidential treatment. The method used to identify the omitted confidential information is:
[THIS INFORMATION HAS BEEN REDACTED].
The complete exhibit containing the redacted information has been filed separately with the Commission.

COMMITMENT LETTER

July 24, 2007

CONFIDENTIAL

Nevada Geothermal Power Inc.
1755 East Plumb Lane
Suite 220
Reno, Nevada 89502

                     Re:      Blue Mountain Geothermal Project Equity Investment

Ladies and Gentlemen:

                               Nevada Geothermal Power Inc. (“NGP”) has advised MS Greenrock LLC (“MS Greenrock”) that NGP intends to obtain an equity investment of approximately $100,000,000 to be used to repay construction loan financing (the “Construction Loan”) for Phase 1 (up to 31.25 net MW) of the Blue Mountain Geothermal Project to be located in Nevada (the “Project”). In connection with the foregoing, you have requested that MS Greenrock commit to provide to NGP an approximately $100,000,000 equity investment (the “MS Equity Investment”), subject to the terms and conditions set forth in this letter agreement (together with the Summary of Indicative Terms and Conditions (the “Term Sheet”) attached hereto as Exhibit A, this “Commitment Letter”). Capitalized terms used but not defined in this Commitment Letter shall have the meanings ascribed to them in the Term Sheet.

                               MS Greenrock is a wholly owned subsidiary of Morgan Stanley (“Morgan Stanley”). Greenrock Capital LLC is the exclusive investment advisor to MS Greenrock.

                               1. The MS Equity Investment Commitment.

                               (a) MS Greenrock is pleased to confirm by this Commitment Letter its commitment to you to provide the MS Equity Investment on the terms and subject to the conditions set forth or referred to in this Commitment Letter. Until the termination of this Commitment Letter, MS Greenrock shall have the exclusive right to provide the MS Equity Investment, subject to the terms of this Commitment Letter and NGP will not directly or indirectly solicit, negotiate, encourage or discuss with any third party any transaction of similar nature to that contemplated by this Commitment Letter.

                               (b) The commitment of MS Greenrock described in Section 1(a) herein is subject to (i) the negotiation, execution and delivery on or before the closing of the Construction Loan for Phase I of the Project of definitive documentation in accordance with the terms set forth in the Term Sheet and otherwise reasonably satisfactory to MS Greenrock; (ii) there not having occurred any change in applicable law or other effect, condition or occurrence since December 31, 2006 that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the federal tax treatment of the Project; (iii) your compliance, in all material respects, with the terms of this Commitment Letter; (iv) receipt by MS Greenrock of: (1) an initial geothermal resource report prepared not earlier than the completion of Well #38-14 from GeothermEx, Inc. (the “Resource Consultant”) in form and substance satisfactory to MS Greenrock and (2) a certificate from an acceptable independent engineer (the “Independent Engineer”) in the form of Schedule 1 delivered on or about the time such certificate is provided to the lenders of the Construction Loan; (v) the Project shall have achieved

“Substantial Completion” as defined in the definitive documents for the Construction Loan, such definition to require that the Commercial Operation Date (as defined in the PPA (as defined below)) has occurred and to otherwise be subject to approval by MS Greenrock, and MS Greenrock shall have received copies of the respective certificates of the Independent Engineer, the Resource Consultant and the Borrower (as defined in Schedule 2A), each in the form set forth in Schedule 2; (vi) the Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement between Nevada Power Company and NGP dated August 18, 2006 (the “PPA ') shall be in full force and effect, without any amendment, modification or supplement except as expressly approved in writing by MS Greenrock, and no material breach or default has occurred and is continuing under the PPA; and (vii) the Construction Loan shall have been provided by Morgan Stanley.

                               2. Termination of Commitment Letter. This Commitment Letter shall automatically terminate on the earlier of: (i) except as provided in Section 7, the closing date of the MS Equity Investment (the “Closing Date”); and (ii) the date, if any, on which the parties hereto mutually agree to terminate this Commitment Letter.

                               3. Confidentiality. The parties have entered into a Confidentiality Agreement dated January 25, 2007 (the “Confidentiality Agreement”). All discussions related to the subject matter hereof shall be subject to the terms of the Confidentiality Agreement. Moreover, the parties recognize the potential sensitive nature of the Transactions and agree to maintain strict confidence regarding all discussions, terms, prospects and status of the Transactions. No party shall disclose the terms of this Commitment Letter, the Transactions or the identity of the parties hereto except as permitted under the terms of the Confidentiality Agreement, except that NGP may issue a press release identifying MS Greenrock as an investor in the Project, such press release to be subject to the prior written approval of MS Greenrock (such approval not to be unreasonably withheld). It is understood that MS Greenrock may disclose information concurring the Transactions to its outside consultants or advisors who are engaged to assist MS Greenrock in connection with the Transactions, and such parties will be subject to the Confidentiality Agreement. It is also understood that NGP is a public company with regulatory reporting requirements. Any breach of confidentiality shall be considered a breach of this Commitment Letter and shall be subject to all applicable remedies. If required, terms requiring more specific confidentiality provisions shall be set forth in the final documents.

                               Notwithstanding anything herein to the contrary, the parties agree that NGP (and NGP's employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to NGP relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents and advisors.

                               4. Information. You agree promptly to prepare and provide to MS Greenrock all information reasonably available to you with respect to NGP, the Project and the Transactions, as MS Greenrock may reasonably request. You hereby represent that (i) all written information, taken as a whole (the “Information”), that has been or will be made available to MS Greenrock by you or any of your representatives was or will be (as the case may be), as of the date furnished, true, complete and correct in all material respects and did not or will not (as the case may be), as of the date furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are (as the case may be) made and (ii) any financial information and projections that have been or will be made available to MS Greenrock by you or any of your representatives have been or will be (as the case may be) prepared in good faith based upon generally accepted accounting principles and reasonable assumptions. If, at any time from the date hereof until the Closing Date, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information so that such representations and warranties will be correct in all material respects under those circumstances.

                               5. Indemnification; Expenses. Whether or not any of the transactions contemplated by this Commitment Letter are consummated, NGP hereby agrees (i) to indemnify and hold harmless MS Greenrock, Morgan Stanley and their affiliates and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”), without duplication, from and against any and all losses, claims, damages, liabilities and expenses, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Transactions, the use of proceeds thereof, the Project, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you, NGP or any of the respective affiliates of each), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (x) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (y) arising from a material breach of our obligations under this Commitment Letter and (ii) to reimburse each of us from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable out-of-pocket expenses in each case, incurred in connection with the Transactions and the preparation, negotiation and enforcement of this Commitment Letter, the definitive documentation for the MS Equity Investment and any ancillary documents in connection therewith (including, without limitation, (A) reasonable and documented travel expenses, (B) any sales, use or similar taxes arising in connection with any matter referred to in this Commitment Letter, (C) the reasonable and documented fees and disbursements of external advisors and fees and disbursements of other consultants hired with your consent, and (D) expenses of our due diligence investigation). You further agree that, without our prior written consent (which consent will not be unreasonably withheld), you will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter, the MS Equity Investment, the use of proceeds thereof, the Project, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons. All reimbursement of out-of-pocket expenses of any Indemnified Person payable hereunder shall be paid in immediately available U.S. dollars, free and clear of any deductions, impositions, withholdings, taxes or otherwise, whether applicable now or in the future, and without any other deduction, set-off or counterclaim.

                               6. Right of First Refusal.

                               (a) NGP hereby grants MS Greenrock a right of first refusal (“ROFR”) to provide permanent financing to fund Phase 2 (up to 25 net MW) of the Project (“Phase 2 Equity Investment”) on terms substantially similar to those set forth in this Commitment Letter (including the Term Sheet) for the MS Equity Investment for Phase 1 of the Project, subject to the following procedures: (i) if at any time NGP or any of its affiliates desires to obtain any Phase 2 Equity Investment, NGP or such affiliate shall first offer the right to provide such equity investment to MS Greenrock on substantially similar terms as those set forth in this Commitment Letter (including the Term Sheet) for the MS Equity Investment for Phase 1 prior to offering to or accepting from any other financial institution or other third party unrelated to MS Greenrock any other proposal for any Phase 2 Equity Investment; (ii) MS Greenrock shall have thirty (30) days following receipt thereof to reject or accept in its sole discretion such a proposal from NGP or its affiliate for MS Greenrock to provide a Phase 2 Equity Investment; (iii) if MS Greenrock accepts such proposal, the parties shall proceed in good faith to attempt to consummate such transaction on the terms set forth in the proposal; and (iv) if MS Greenrock rejects such proposal (other than because the terms of such proposal are not substantially similar to those set forth in this Commitment Letter), NGP may consummate the Phase 2 Equity Investment with any other person and the ROFR shall be terminated.

                               (b) In the event that Phase 2 of the Project is not being constructed, NGP hereby grants MS Greenrock a ROFR to provide permanent financing to fund any other project or projects that is next constructed by NGP or any of its affiliates following Phase I of the Project that is at least 25 MWs in net capacity (such project or projects individually or in the aggregate, an “Additional Project”), subject to the following procedures: (i) if at any time NGP or any of its affiliates desires to obtain equity to fund any Additional Project, NGP or such affiliate shall first offer the right to provide such equity investment to MS Greenrock prior to offering to or accepting from any other financial institution or other third party unrelated to MS Greenrock any other proposal for any equity investment for such Additional Project; (ii) any such proposal shall include all material terms and conditions of the proposed equity investment, including the proposed amount of the investment, structure, rate of return, commitment termination date and closing date for the transaction; (iii) MS Greenrock shall have thirty (30) days following receipt thereof to reject or accept in its sole discretion such a proposal from NGP or its affiliate for MS Greenrock to provide an equity investment for any Additional Project; (iv) if MS Greenrock accepts such proposal, the parties shall proceed in good faith to attempt to consummate such transaction on the terms set forth in the proposal; (v) if MS Greenrock rejects such proposal, NGP may consummate the equity investment for the Additional Project with any other person and the ROFR shall be terminated, except that the proposal to such other person shall contain no terms materially more favorable to the other person than the terms proposed to MS Greenrock and, if NGP or its affiliate at any time thereafter modifies its proposal to be materially more favorable to the proposed equity investor, then NGP or its affiliate shall again first offer such revised proposal to MS Greenrock prior to offering it to any other person, in accordance with the procedures of this paragraph (b) above.

                               7. Survival. The provisions of Sections 3, 5, 6, S and 9(b), fe), and fn below shall survive the expiration or termination of any commitment hereunder or this Commitment Letter (including any extensions) and the execution and delivery of definitive documentation for the MS Equity Investment.

                               8. Choice of Law; Jurisdiction; Waivers. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or federal court sitting in the Borough of Manhattan in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Transactions and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Transactions.

                               9. Miscellaneous.

                               (a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (including portable document format (“pdf')) shall be effective as delivery of a manually executed counterpart hereof.

                               (b) NGP may not assign any of its rights or obligations hereunder without the prior written consent of MS Greenrock. MS Greenrock may not assign any of its rights and obligations hereunder without the prior written consent of NGP (such consent not to be unreasonably withheld), except that MS Greenrock may assign its rights and obligations to an affiliate of like credit-quality without the consent of (but with notice to) NGP.

                               (c) This Commitment Letter sets forth the entire understanding of the parties hereto as to the scope of the MS Equity Investment and the obligations of MS Greenrock hereunder. Except as set forth in Section 3 above, this Commitment Letter shall supersede all prior understandings and proposals, whether written or oral, between MS Greenrock and you relating to the MS Equity Investment or the Transactions contemplated hereby. Time is of the essence in the performance of the terms of this Commitment Letter.

                               (d) This Commitment Letter has been and is made solely for the benefit of the parties hereto, the indemnified persons, and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

                               (e) NGP acknowledges that none of MS Greenrock, Morgan Stanley or any of their affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. NGP also acknowledges that it has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of this Commitment Letter and the Transactions, and none of MS Greenrock, Morgan Stanley or any of their affiliates shall have any responsibility or liability to NGP (or any of its affiliates) with respect thereto. NGP agrees that it is capable of evaluating the merits and risks of the Transactions and that it understands and accepts the terms, conditions and risks of the Transactions. MS Greenrock, Morgan Stanley and any of their affiliates agree that they are capable of evaluating the merits and risks of the Transactions and that it understands and accepts the terms, conditions and risks of the Transactions.

                               (f) You acknowledge that MS Greenrock, Morgan Stanley and their respective affiliates (the term “Commitment Party” as used below in this paragraph being understood to include all such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transactions contemplated hereby or otherwise. You acknowledge that no Commitment Party has any obligation to use in connection with the Transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that certain of the Commitment Parties may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the Transactions contemplated by this Commitment Letter. MS Greenrock may employ the services of its affiliates in connection with the Transactions, and may exchange with its affiliates information concerning you and the other companies that may be the subject of the transactions contemplated hereby, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded MS Greenrock hereunder.

                               (g) Each of the parties hereto represents and warrants to the other party hereto and its respective successors and permitted assigns that (i) it has all requisite power and authority to enter into this Commitment Letter and (ii) this Commitment Letter has been duly and validly authorized by all necessary action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally or by general principles of equity.

[Remainder of page intentionally blank. Next page is signature page]

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof (including the Term Sheet) by returning to us executed counterparts of this Commitment Letter,

Very truly yours,
MS GREENROCK LLC

Accepted and agreed to as of the date first above written:

NEVADA GEOTHERMAL POWER INC.

By:   /s/ Brian Fairbank
   Name:   Brian Fairbank
   Title:   President

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof (including the Term Sheet) by returning to us executed counterparts of this Commitment Letter.

Very truly yours,

MS GREENROCK LLC

By: /s/Aaron Lubowitz
Name: Aaron Lubowitz
Title: Managing Director

Accepted and agreed to as of the
date first above written:

NEVADA GEOTHERMAL POWER INC.

Summary of

Indicative Terms and Conditions

Equity Investment for Phase 1 of the Blue Mountain Geothermal Project

This Summary of Indicative Terms and Conditions is subject to the terms and conditions of the Commitment Letter dated as of July 24, 2007. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Commitment Letter.

Subject to the terms and conditions contained in the Commitment Letter, herein and in the definitive legal documentation, MS Greenrock and NGP will jointly provide an equity investment of approximately $121,000,000 (“Equity Investment”). MS Greenock's portion of the Equity Investment will represent approximately 83% of the total Equity Investment, or approximately $100,000,000 (the “MS Equity Investment”), which will be used to repay the Construction Loan and fees and accrued interest thereon. NGP's portion of the Equity Investment will represent approximately 17% of the total Equity Investment, or approximately $21,000,000, which shall consist of NGP's existing equity (“Existing Equity”). The Equity Investment proposal is based on a waterfall flip structure that will optimally allocate cash, Production Tax Credits (“PTCs”) and all other tax benefits between NGP and MS Greenrock as follows:

     a. All distributable cash (“Operating Income”) during the initial years of commercial operation of the Project first will be allocated to NGP until NGP has received the return of its Existing Equity investment estimated to be approximately $21,000,000 (subject to adjustment at COD (as defined below) to reflect the mutually agreed upon actual amount of Project costs that have been funded by NGP equity as of COD). The return of this Existing Equity is projected to occur prior to or during the year in which the third anniversary of the commercial operation date (“COD”) of the Project shall occur. Upon NGP receiving a return of its Existing Equity, all Operating Income then will be allocated to MS Greenrock until the Flip Point Date as defined below in paragraph (d) below.

     b. During the first ten years of commercial operation of the Project and subject to the conditions outlined below and to be outlined in the O&M Agreement for the Project, NGP, as operator will receive operator incentive payments (“Operator Incentive Payments”), which will be calculated as [THIS INFORMATION HAS BEEN REDACTED].of annual project gross revenues. During the period prior to MS Greenrock achieving its Target Return as defined in paragraph (d) below, the Operator Incentive Payment shall be subject to a cumulative aggregate cap (“Cap”) [THIS INFORMATION HAS BEEN REDACTED]..

     c. If this Cap is reached prior to MS Greenrock achieving its Target Return, further Operator Incentive Payments shall not be paid to NGP until MS Greenrock has achieved its Target Return. In the event that MS Greenrock achieves its Target Return prior to the end of the year in which the tenth anniversary of the COD of the Project occurs (“year 10”), NGP shall continue receiving Operator Incentive Payments until the end of year 10 and the Cap shall not apply. The Operator Incentive Payments shall not continue beyond the end of year 10. Both parties agree that the incentive is designed for MS Greeenrock to achieve its Target Return at the end of year 10. Prior to COD, the Operator Incentive Payments or respective Equity Commitments may be adjusted based on any changes in the project economics. The Operator Incentive Payments shall also be subject to MS Greenrock receiving within a I0% range the anticipated aggregate Operating Income based upon projections provided by NGP. In the event that the Project underperforms and MS Greenock's realized Operating Income falls below 90% of the projected aggregate Operating Income, the Operator Incentive Payment shall be reduced by the shortfall below 90% until such time that MS Greenrock is within a 10% range of the projected aggregate Operating Income, However in no event shall the Operator Incentive Payments be reduced below 10% of project revenues. Such methodology to be more fully defined in the definitive documents for the Term Financing, including the O&M Agreement. Any “true up” described above will be done at the end of each relevant calendar year,

     d. To the maximum extent allowed by IRS regulations, all PTCs and tax benefits (in the form of, including, but not limited to, accelerated depreciation, depletion allowance, etc.) or liabilities will be allocated to MS Greenrock until the Flip Point Date (“FPD”) which is defined as the later of the end of year 10 or the date at which. MS Greenrock achieves its Target Return, The target return is defined as an [THIS INFORMATION HAS BEEN REDACTED] after-tax, internal rate of return (“Target Return”) on the amount of the MS Equity Investment, The Target Return is to be adjusted upward or downward subject to any increase/decrease in the 5 year LIBOR rate between the execution date of the Commitment Letter and twelve months after the initial funding of the Construction Loan, The adjustment shall be equal to 50% of any increase/decrease in the 5 year LIBOR rate as referenced by Bloomberg on page IRSB or its equivalent at the time.

     e. After the Flip Point Date, NGP will assume a 95% majority project equity interest and MS Greenrock will assume a 5% project equity interest with corresponding allocations of Operating Income and tax benefits/tax liabilities.

     f. MS Greenrock's obligation to consummate the transactions contemplated on the Closing Date shall be subject to customary conditions precedent.

     g. NGP will have the option after the Flip Point Date to purchase the MS Greenrock project interest at fair market value. The fair market value will be determined by the average of three valuations as estimated by three Independent Experts, The Independent Experts shall be chosen one by NGP, one by MS Greenrock, and one which the two Independent Experts must mutually agree upon.

     h. This structure represents the parties' current understanding of permissible partnership allocation methods. If prior to the COD either party is advised by its tax counsel that adjustments need to be made to this structure, the parties will negotiate in good faith to come to mutually agreeable terms.

     i. The parties agree that if MS Greenrock's tax counsel guidance indicates that the minimum residual interest after the FPD may be no less than 10% for either partner, the Target Return shall [THIS INFORMATION HAS BEEN REDACTED]. the Operator Incentive Payments shall be [THIS INFORMATION HAS BEEN REDACTED].of annual project revenues, the Cap shall be [THIS INFORMATION HAS BEEN REDACTED]., the residual equity interest for NGP shall he 90%, and the residual equity interest for MS Greenrock shall be 10%.

     j. MS Greenrock shall have the right to appoint a representative to the Project Technical Committee to represent its interests as a provider of the long term equity. Meetings shall be held no less than semi-annually. The MS Greenrock representative may be changed upon notice by MS Greenrock. The expenses of such representative shall be borne one-half by NGP and one-half by MS Greenrock. MS Greenrock shall also have observation rights.

     k. The limited liability company agreement for the company to which the Equity Investment is made shall contain customary provisions to protect minority voting rights and transfer restrictions that are customary for projects of this type.

SCHEDULE 1

[Letterhead of IE]

INDEPENDENT ENGINEER CERTIFICATE FOR INITIAL DISBURSEMENT
[BLUE MOUNTAIN GEOTHERMAL PROJECT]

Morgan Stanley Senior Funding Inc.
[Address]

MS Greenock LLC
[Address]

Ladies and Gentlemen:

The undersigned certifies that he is a duly authorized representative of ____________ (the “Independent Engineer”), and as such is authorized to execute and deliver this Certificate on behalf of the Independent Engineer, pursuant to the [ ] Credit Agreement, dated as of, 2007 (the “[ ] Credit Agreement”) among [Blue Mountain Geothermal Power LLC] (the “Borrower”), the Agent and the Banks and the [Equity Contribution Agreement, dated as of _____, 200 (the “Contribution Agreement”), among MS Greenock LLC, a limited liability company organized and existing under the laws of _____ (“MS Greenock”) and [Blue Mountain Geothermal Power LLC], a [limited liability company] organized and existing under the laws of ______]. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms in the Credit Agreement. The undersigned, on behalf of the Independent Engineer, hereby certifies as follows:

1.	The Independent Engineer's Report, dated has been issued. We are of the opinion that, as of the date hereof:

	A.	The technology employed in the design of the Project is suitable and conforms to industry accepted standards and practices.

	B.	The Project is expected to achieve the projected performance standards with respect to expected capacity, reliability and efficiency while satisfying all applicable environmental requirements.

C.

The Project construction schedule during the construction period for the Project is reasonable and achievable, and supports the contractual requirements of the EPC Contract and Power Contract and is adequately reflected in the financial model.

	D.	The Project construction budget is reasonable and should be adequate to support the construction of the Project, and is accurately reflected in the financial model.

	E.	The requirements of the EPC Contract and the Power Contract are reasonable and consistent with one another.

F.

The financial model is based upon technical assumptions which are reasonable and achievable (including operation and maintenance costs). Sensitivity analyses indicate that selected variables affecting revenues and operating expenses are not expected to materially impact the ability of the Project to meet the economics set forth in the financial model.

G.	The EPC Contract liquidated damage amounts related to performance and schedule are typical of projects of this type.

H.

The performance testing requirements in the EPC Contract are adequately defined and should demonstrate that the Project has satisfied all contractual performance guarantees and can safely and reliably produce electrical power.

I.

The EPC Contract appropriately stipulates compliance with all applicable environmental laws and regulations. All governmental approvals and permits identified by the Borrower as being required for the construction and operation of the Project either have been obtained and the Project should be able to comply with the technical requirements therein or have been applied for and should be obtained in due course without adversely affecting the completion schedule for the Project and the Project's ability to enter into commercial operation in compliance with the technical requirements therein.

J.

The EPC Contractor and the Operator possess the experience to successfully design, construct, manage, operate and maintain and otherwise execute the proposed Project as contemplated in the Credit Agreement.

K.	The EPC Contract conforms in all material respects with the standards set forth in Schedule 1 to the [ ] Credit Agreement (as currently in effect).

The information contained herein is for the benefit of MSSF as Agent and may be relied upon for the purposes of the Credit Agreement and is for the benefit of MS Greenrock and its successors and assigns under the Contribution Agreement and may be relied upon for purposes of the Contribution Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on the day of ________, 2 0 0 .

[IE]

By:
Name:
Title:

SCHEDULE 2A

[Letterhead of IE]

INDEPENDENT ENGINEER SUBSTANTIAL COMPLETION CERTIFICATE

[Blue Mountain Geothermal Project]

Morgan Stanley Senior Funding
[Address]
MS Greenrock LLC
[Address]

Ladies and Gentlemen:

     The undersigned certifies that he is a duly authorized representative of _______________(the “Independent Engineer”), and as such is authorized to execute and deliver this Certificate on behalf of the Independent Engineer, pursuant to the [ ] Credit Agreement, dated as of _____, 2007 (the “[ 1 Credit Agreement”) among [Blue Mountain Geothermal Power LLC] (the “Borrower”), the Agent and the Banks and the [Equity Contribution Agreement, dated as of_______, 200_ (the “Contribution Agreement”), among MS Greenrock LLC, a limited liability company organized and existing under the laws of ______ (“MS Greenrock”) and [Blue Mountain Geothermal Power LLC], a [limited liability company] organized and existing under the laws of 1. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms in the Credit Agreement. The undersigned, on behalf of the Independent Engineer, hereby certifies as follows:

1.	We have reviewed the requirements of Substantial Completion as defined in the EPC Contract.

2.	We have reviewed the material and data made available to us by EPC Contractor, the Borrower and their representatives.

3.

To the extent practical, we have reviewed the engineering, procurement, and construction for the Project and in the course of this review we have not discovered any material errors or omissions in the work performed to date.

4.

To the extent practical, we have observed the Performance Tests (as defined in the [ EPC Contract) and reviewed the results thereof and are of the opinion that the Performance Tests have been conducted in accordance with the agreed upon test protocols, such Performance Tests have been completed and the Project at least meets all of the [Performance Guarantees] (as defined in the [ 1 EPC Contract). The Performance Tests and Performance Guarantees include at a minimum the performance tests required in order to achieve the Commercial Operation Date as set forth in the PPA.

5.

We have reviewed all governmental approvals and permits identified by the Borrower as being required for the construction and operation of the Project, including without limitation, emissions operating permits, and are of the opinion that the Project as completed is in compliance in all material respects with the environmental and technical requirements contained therein.

6.

Based on our review of the aforementioned information and of data provided to us by others which we have not independently verified, we are of the opinion that, as of , Substantial Completion has occurred as defined in the [ ]EPC Contract.

7.	The care, custody and risk of loss of the Project were turned over to the Borrower under the EPC Contract by

8.	The Mechanical Completion Tests set forth in Exhibit 7 of the PPA were completed on

9.

Synchronization of the Project with the electric power grid, complete with the transmission of electric power (in acceptable form and quality for interconnection to the grid) from the Project to the grid for a minimum of one hour while operating, occurred on

10.	The Project achieved the Commercial Operation Date (as defined in the PPA) on

11.

The only remaining [construction items/Punch List items] that are not complete (a) are not material to the operation of the Project and (b) do not impair the performance, operability, safety or mechanical or electrical integrity of the Project and sufficient funds have been withheld under the [ ] EPC Contract to fund the completion of all such work on a timely basis.

12.	As set forth on the attached Appendix A, the estimated cost to complete the remaining [construction items/Punch List items] is $ _________________

The information contained herein is for the benefit of MSSF as Agent and may be relied upon for the purposes of the Credit Agreement and is for the benefit of MS Greenrock and its successors and assigns under the Contribution Agreement and may be relied upon for the purpose of meeting the requirements of Substantial Completion pursuant to the Credit Agreement and the Contribution Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this certificate on the day of __, 200.

By:
Name:
Title:

SCHEDULE 2B

[Letterhead of Geothermex]

GEOTHERMAL RESOURCE CONSULTANT SUBSTANTIAL COM[PLETION CERTIFICATE
[GEOTHERMEX TO REVIEW]

[Blue Mountain Geothermal Project]

Morgan Stanley Senior Funding
[Address]
MS Greenrock LLC
[Address]

Ladies and Gentlemen:

     The undersigned certifies that he is a duly authorized representative of _______________(the “Independent Engineer”), and as such is authorized to execute and deliver this Certificate on behalf of the Independent Engineer, pursuant to the [ ] Credit Agreement, dated as of 2007 (the ___ 1 Credit Agreement”) among [Blue Mountain Geothermal Power LLC] (the “Borrower”), the Agent and the Banks and the [Equity Contribution Agreement, dated as of _____, 200_ (the “Contribution Agreement”), among MS Greenrock LLC, a limited liability company organized and existing under the laws of _____ (“MS Greenrock”) and [Blue Mountain Geothermal Power LLC], a [limited liability company] organized and existing under the laws of [ ]. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms in the Credit Agreement. The undersigned, on behalf of the Resource Consultant, hereby certifies as follows:

     1.   We have reviewed the well-drilling and development of the geothermal resource for the Project through the date hereof.

     2.   Based on our review of both the aforementioned and information and data provided to us by the Borrower, and such other investigation as we deemed necessary, and the understanding and assumption that we have been provided true, correct and complete information, we are of the opinion that, as of the date hereof:

A.

The size, quality and expected life of the geothermal resource located at the site for the Project that is expected to be proven for the purposes of providing thermal energy to the Specified Unit in its proposed design is approximately 25 net Mw or more through the Flip Point Date (as defined in the Contribution Agreement) (the “Expected Capacity”). A minimum of _% of wellhead capacity is available for the Project.

B.	The estimated production and injection characteristics of the wells developed for the Project are expected to be sufficient to provide the Expected Capacity.

C.

The quality (as to dissolved solids, chemical composition of brine, non-condensible or noxious gases and similar items) of the geothermal resource that is currently expected to be utilized for the Project is not expected to impair the ability of the Specified Unit to generate the Expected Capacity.

D.

The projected operating budget that is currently expected to be utilized for the Project provides adequate funds for the expected level of resource maintenance, make-up drilling, field operation and maintenance and capital expenditures that the Project will require in order to generate the Expected Capacity.

The information contained herein is for the benefit of MSSF as Agent and may be relied upon for the purposes of the Credit Agreement and is for the benefit of MS Greenrock and its successors and assigns under the Contribution Agreement and may be relied upon for the purpose of meeting the requirements of Substantial Completion pursuant to the Credit Agreement and the Contribution Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on the day of _______, 2 0 0      .

[	]

By
Name:
Title:

SCHEDULE 2C

Morgan Stanley Senior Funding [
Address]
MS Greenrock LLC
[Address]

Re: Substantial Completion

Ladies and Gentlemen:

     The undersigned certifies that he is a duly authorized representative of _______________(the “Independent Engineer”), and as such is authorized to execute and deliver this Certificate on behalf of the Independent Engineer, pursuant to the [ ] Credit Agreement, dated as of 2007 (the “[ ] Credit Agreement”) among [Blue Mountain Geothermal Power LLC] (the “Borrower”), the Agent and the Banks and the [Equity Contribution Agreement, dated as of 200_ (the “Contribution Agreement”), among MS Greenrock LLC, a limited liability company organized and existing under the laws of_______ (“MS Greenrock”) and [Blue Mountain Geothermal Power LLC], a [limited liability company] organized and existing under the laws of _______]. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms in the Credit Agreement. The undersigned, on behalf of the Borrower, hereby certifies as follows:

                               1. _______ No Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing;

                               2. The representations and warranties of the Borrower as borrower under the Credit Agreement are true and correct in all material respects;

                               3. There is no pending or, to the best of the undersigned's knowledge, threatened litigation, dispute, arbitration or governmental proceeding against the Borrower, that could reasonably be expected to have a Material Adverse Effect;

                               4. There is, or has been, no material adverse change in the Projected Costs for the Project, provided no increase in the Projected Costs for the Project shall be a material adverse change if funds have been provided to the Borrower, in each case, in an amount at least equal to such increase in costs.

                               IN WITNESS WHEREOF, I have hereunto set my hand this _______day of 200        .

[BORROWER]

By: ____________________________
Name:
Title: